Exhibit 10.1

Credence Systems Corporation

2008 Executive Incentive Plan

I. INTRODUCTION

a. The Objective of the 2008 Executive Incentive Plan (the “Plan”) is to (i) enhance stockholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the business objectives of Credence Systems Corporation (the “Company”); and (iii) promote retention of participating employees of the Company.

b. Participants: This plan applies solely to the President & CEO and the senior executives reporting directly to the CEO of Credence Systems Corporation.

c. Effective Date: This Plan is effective for the fiscal year 2008, beginning November 4, 2007 through November 1, 2008.  This Plan is limited in time and expires automatically on November 1, 2008.  All benefits under this Plan are voluntary benefits.  Participation in this Plan during fiscal year 2008 does not convey any entitlement to participate in this or future plans or to the same or similar bonus payment benefits.

d. Changes in the Plan: The Company presently has no plans to change the Plan during the fiscal year. However, the Plan is a voluntary benefit provided by the Company and by virtue of the fact that bonuses are not a contractual entitlement and are paid at the sole discretion of the Company, the Company reserves the right to modify the Plan, in total or in part, at any time.  Any such change must be in writing and approved by the Board of Directors.  The Board of Directors reserve the right to interpret the Plan document as needed and such interpretations will be final, conclusive and binding on all persons, and will be given the maximum deference permitted by law.

e. Entire Agreement: This Plan is the entire agreement between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, whether with Credence or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

II. ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

a. Eligibility: The participants are eligible for the incentive payout if they meet the following requirements:

•                  Except as otherwise explicitly set forth in the Participant’s Incentive Target Percentage Schedule (as defined in Section II.c below), are not currently on a sales incentive or commission plan or any other significant form of variable compensation (such as a services bonus plan)

•                  Have a performance rating of Meets Expectations or above

•                  Do not have a performance rating of Needs Development or lower at the time of calculation

•                  Are not on a performance improvement plan at the time of calculation

•                  Have not received a written notice of warning or other disciplinary action during the year that remains in effect at the time of calculation

AND

The participant must be employed in an incentive-eligible position on or before the first working day of the last fiscal quarter of fiscal year 2008 and must be employed by the Company on the day the bonus is paid to be eligible for a 2008 incentive payment. Participants may expect to receive their 2008 incentive payment on or about the end of January 2009.  In no event will any individual accrue any right or entitlement to any incentive under this Plan unless that individual is employed by the Company on the day the bonus is paid.  Any exception to the above must be approved in writing by the Company’s Compensation Committee.

b. Annual Earnings through the end of the fiscal year represents the basis for the incentive calculation.  Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, will prevent the Company from changing a Participant’s annual base salary at any time based on such factors as the Company in its sole discretion determines appropriate.

c. Incentive Target Percentage is a percentage level of base salary determined by the employee’s position. These targets will be weighted by company and individual performance, and will be set forth in an Incentive Target Percentage Schedule for each Participant in substantially the form attached hereto as Schedule A.

d. Individual Performance Factor is based upon the manager’s evaluation of performance and contribution for the fiscal year.  As a Factor to the incentive target for the position, this factor can range from 0 to 150%.

e. Credence Systems Corporation Performance Factor is based upon the Company achieving an established worldwide revenue target and a worldwide operating income target per the 2008 operating plan approved by the Board of Directors of the Company. The applicable targets for fiscal year 2008 can be amended by the Board of Directors at any time during the fiscal year. Notwithstanding anything to the contrary contained herein, the Board of Directors has the discretion to determine to pay less than the full amount (including to pay zero percent) of the payout to which any Participant would otherwise be entitled, which determination will be based upon such factors as the Board of Directors determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the fiscal year).  When the Revenue and Operating Income percentages fall between the stated percentages on the matrix, the Performance Factor will be determined using a straight-line interpolation approach. If the Company exceeds 120% of Revenue and/or Operating Income, the Board of Directors, at its sole discretion, will determine what, if any, additional amounts may be paid to Plan participants.  The Company must exceed 80% of both the revenue and operating income target for any incentive payment.  The Company Performance factor may be modified at the sole discretion of the Board of Directors in the event of an extraordinary or exceptional circumstance.

Company Performance Factor

Company Revenue Target		Company Operating Income Target
% of Target	Payout	% of Target	Payout
120%	100%	120%	100%
110%	90%	110%	90%
105%	85%	105%	85%
100%	80%	100%	80%
95%	75%	95%	75%
90%	50%	90%	50%
85%	25%	85%	25%
80%	0%	80%	0%

Example:                                         Credence Systems Corporation Performance

Actual Revenue is 110% of Goal

Actual Operating Income is 120% of Goal

Credence Systems Corporation Performance Factor = ..5(90%) + .5(100%) = 95%

f. Transfers and Terminations: Any employee who is a participant in the Plan and who transfers to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid as defined by the Plan. Employees who transfer into the Plan from another plan will be subject to proration as well, and consequently will be eligible to receive an incentive payment prorated for the time they participate in this Plan during fiscal year 2008. Payments from the Plan are subject to reduction by advances, unearned commission advances, draws or prorations and appropriate withholdings. Any exceptions to the Plan must be in writing and approved by the Board of Directors.

A participant must be employed as of the day the bonus is paid to be eligible for any incentive payment. If an employee terminates prior to the date the bonus is paid, the employee will not be eligible for such incentive payment.

III. PRACTICES AND PROCEDURES

a. Procedure:

•                  A copy of the Plan will be made available to each participant.

•                  All incentive payments will be made after all required or elected withholdings have been deducted.

b. Governing Law: This Plan is governed by the law of California and the parties hereby submit to the exclusive jurisdiction of the County of Santa Clara, California courts.

SCHEDULE A

INCENTIVE TARGET PERCENTAGE SCHEDULE

Position	Target	Company Performance	Individual Performance
SVP, WW Field Operations	0.60	0.8	0.2
SVP, R&D	0.60	0.8	0.2
VP, Business Operations	0.60	0.8	0.2
CFO	0.60	0.8	0.2
SVP, Manufacturing Ops	0.60	0.8	0.2
President & CEO	1.00	0.8	0.2
SVP & General Counsel	0.60	0.8	0.2
VP, Human Resources	0.60	0.8	0.2